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April 17, 1998



ReliaStar Life Insurance Company of New York
1000 Woodbury Lane, Suite 102
Woodbury, NY 11797


Sir/Madam:

In connection with the proposed registration under the Securities Act of 1933, as amended, of individual variable annuity contracts (the "Contracts") and interests in ReliaStar Life Insurance Company of New York Variable Annuity Funds P and Q (the "Separate Account"), I have examined documents relating to the establishment of the Separate Account by the Board of Directors of ReliaStar Life Insurance Company of New York (the "Company") as a separate account for assets applicable to variable annuity contracts, pursuant to New York Insurance Code Section 4240, as amended, and the Registration Statement, on Form N-4, as amended by Post-Effective Amendment No. 13 thereto, File No. 33-11489 (the "Registration Statement"), and I have examined such other documents and have reviewed such matters of law as I deemed necessary for this opinion, and I advise you that in my opinion:

         1. The Separate Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of New York.

         2. The contracts, when issued in accordance with the Prospectus constituting a part of the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their respective terms.

         3. The portion of the assets held in the Separate Account equal to reserves and other contract liabilities with respect to the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Opinions" in the Prospectus constituting a part of the Registration Statement and to the reference to me wherever appearing therein.

Sincerely yours,

/s/ Jeffrey A. Proulx

Jeffrey A. Proulx
Associate Counsel